EXHIBIT 21.1
SUBSIDIARIES OF DELTA AIR LINES, INC.
AS OF DECEMBER 31, 2009

JURISDICTION OF INCORPORATION OR
NAME OF SUBSIDIARY	ORGANIZATION
Aero Assurance Ltd.	Vermont
Cardinal Insurance Company (Cayman) Ltd.	Cayman Islands
Comair, Inc.	Ohio
Comair Holdings, LLC	Delaware
Comair Services, Inc.	Kentucky
Compass Airlines, Inc.	Delaware
Crown Rooms, Inc.	New York
DAL Global Services, LLC	Delaware
DAL Moscow, Inc.	Delaware
Delta AirElite Business Jets, Inc.	Kentucky
Delta Air Lines, Inc. and Pan American World Airways,Inc.—Unterstutzungskasse GMBH	Germany
Delta Air Lines Dublin Limited	Ireland
Delta Air Lines Private Limited	India
Delta Benefits Management, Inc.	Delaware
Delta Loyalty Management Services, LLC	Delaware
Epsilon Trading, LLC	Delaware
Kappa Capital Management, LLC	Delaware
Mesaba Aviation, Inc.	Minnesota
MLT Inc.	Minnesota
Montana Enterprises, Inc.	Montana
New Sky, Ltd.	Bermuda
Northwest Aerospace Training Corporation	Delaware
Northwest Airlines, LLC	Delaware
NW Red Baron LLC	Delaware
NWA Fuel Services Corporation	New York
NWA Real Estate Holding Company LLC	Delaware
NWA Worldclub, Inc.	Wisconsin
Regional Elite Airline Services, LLC	Delaware
Segrave Aviation, Inc.	Minnesota
Tomisato Shoji Kabushiki Kaisha	Japan
     None of Delta’s subsidiaries do business under any names other than their corporate names, with the following exceptions:
•	Comair, Inc. conducts business as Comair South, Inc. in the following states: Florida and Alabama.

•	MLT Inc. conducts business as MLT Vacations Inc.